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                                                                      EXHIBIT 99


      MAGELLAN SIGNS DEFINITIVE AGREEMENT FOR SALE OF EUROPEAN HOSPITALS

ATLANTA--(BUSINESS WIRE)--April 6, 1999--Magellan Health Services Inc., (NYSE:MGL), today announced that the company has signed definitive agreements for the sale of its European operations to Investment AB Bure (Bure), a Swedish company.

Magellan's European operations include Charter Chelsea and Charter Nightingale, both in London, and La Metairie Clinic in Switzerland. The transaction is scheduled to be completed no later than April 26, 1999. The price to be received by Magellan is within the range that was previously disclosed in Magellan's 1998 Annual Report.

Investment AB Bure is an industrial investment firm focusing on the advanced service sector. Bure operates five business divisions in addition to its asset management performed by the parent company. These divisions include health care, information technology, infomedia, education and investments.

"We are pleased to complete this significant asset sale which improves our balance sheet and represents another important step in Magellan becoming a pure specialty managed care operation," said Henry Harbin, president and CEO of Magellan Health Services. "The bulk of the sale proceeds will be used to reduce Magellan's outstanding term loans with a lesser amount going towards our revolving line of credit and overall liquidity."

Harbin continued, "The sale to Bure represents a tremendous opportunity for the employees of these three facilities. There is a significant commitment on Bure's part to the European health care marketplace and these assets will represent an excellent addition to their portfolio while allowing the facilities to continue to provide high quality care with new opportunities for service expansion."

Per Batelson, president and CEO of Bure Health Care, said, "We have taken a strong position in the rapidly expanding privately produced health care market in Sweden and Norway. Now we will become a major and attractive operator in a European perspective. The hospitals which we have acquired will continue to expand and, at the same time, they will be contributing to the establishment of psychiatric operations in other high priority markets."

Magellan Health Services Inc., (NYSE:MGL) is one of the country's largest specialty care managers and human service providers. The Company manages the behavioral care of approximately 65 million lives with an additional 4.0 million members covered under non-behavioral/specialty care contracts. The Company also provides a wide range of human services to nearly 6,300 individuals through the MENTOR Network.

Certain of the statements in this press release including, without limitation, statements regarding transaction completion and collection of proceeds constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995.

Risk factors such as satisfactory delivery of closing documents and purchase price could prevent the Company from completing the sale discussed.

For a more complete discussion of risk factors affecting the business, please see "Cautionary Statements - The Company" and "Cautionary Statements - CBHS" in Magellan's Annual Report on Form 10-K for the fiscal year ended Sept. 30, 1998 filed with the Securities and Exchange Commission on Dec. 29, 1998 and also the Company's Quarterly Report on Form 10-Q for the quarter ended Dec. 31, 1998 filed with the Securities and Exchange Commission on Feb. 16, 1999.

        CONTACT:        Magellan Health Services Inc., Columbia, Md.
                        Kevin Helmintoller, 410/953-1218
                        Erin Somers, 410/953-2405